Exhibit 3.25

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

JACOB LEINENKUGEL BREWING CO., LLC

Dated as of

July 1, 2008

ARTICLE VI	TRANSFER OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER	5

6.1	Certificate of Membership Interest	5
6.2	Assignment and Transfer of Membership Interest	5
6.3	Withdrawal	5

ARTICLE VII	MANAGEMENT	5

7.1	Management	5
7.2	Officers	6
7.3	Liability and Indemnification	7
7.4	Fiscal Year; Method of Accounting	8

ARTICLE VIII	LIABILITY OF MEMBER	8

ARTICLE IX	DISSOLUTION AND TERMINATION	8

9.1	Events Causing Dissolution	8
9.2	Procedure for Winding Up and Dissolution	8
9.3	Filing of Articles of Dissolution	8

ARTICLE X	GENERAL PROVISIONS	9

10.1	Notifications	9
10.2	Assurances	9
10.3	Complete Agreement	9
10.4	Applicable Law	9
10.5	Section Titles	9
10.6	Binding Provisions	9
10.7	Construction	9
10.8	Separability of Provisions	10

AMENDED AND RESTATED

OPERATING AGREEMENT OF

JACOB LEINENKUGEL BREWING CO., LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is made as of the 1st day of July, 2008 by and between MillerCoors LLC, a Delaware limited liability company, and Jacob Leinenkugel Brewing Co., LLC, a Wisconsin limited liability company.

R E C I T A L S:

A.            Effective June 30, 2008, the Company was converted from a corporation to a limited liability company pursuant to the Act; and

B.            On July 1, 2008, the Member acquired the sole membership interest from the previous member of the Company, resulting in the Member becoming the sole member of the Company.

C.            The parties are entering into this Agreement to set forth the provisions for the governance and operation of such limited liability company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the other definitions contained in this Agreement, the following terms as used in this Agreement shall have the following meanings assigned to them:

Act. Chapter 183 of the Wisconsin Statutes, as amended from time to time.

Agreement. This Operating Agreement, as amended from time to time in accordance with its terms.

Cash from Operations. All cash receipts of the Company, minus all cash expenditures of the Company, including without limitation principal payments on indebtedness of the Company.

Code. The Internal Revenue Code of 1986, as amended, or any corresponding or succeeding law.

Company. The Wisconsin limited liability company organized pursuant to this Agreement and the Act.

Member. MillerCoors LLC, a Delaware limited liability company, or any succeeding owner of the Membership Interest as provided in Section 2.9 hereof.

Membership Interest. The equity ownership interest in the Company.

Person. Any natural person, general partnership, limited partnership, domestic or foreign limited liability company, joint venture, trust, business trust, cooperative, estate, association, corporation or any other legal or commercial entity, including without limitation, a foreign trust or any foreign business organization, and heirs, executors, administrators, legal representatives, successors and assigns of each Person where the context so permits.

Reserves. Reserves means amounts set aside by the Company as determined by the Member to pay for such known, contingent or unforeseen liabilities or obligations of the Company as may be necessary or appropriate for the protection of the Company.

Transfer. With respect to any interest in the Company, as a noun, any voluntary or involuntary assignment, sale or other transfer or disposition of such interest, including any pledge, or the granting of a security interest, lien or other encumbrance in or against, any interest in the Company, and as a verb, voluntarily or involuntarily to assign, sell or otherwise transfer or dispose of such interest.

ARTICLE II

FORMATION; NAME; PURPOSES

2.1          Formation. The Company was converted from a Wisconsin corporation to a Wisconsin limited liability company pursuant to the Act by the filing of a Certificate of Conversion, including Articles of Organization of the Company, with the Office of the Department of Financial Institutions of the State of Wisconsin. The Company and all equity ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act.

2.2          Intent. The parties hereto intend that the Company, as an entity with a single owner, shall be disregarded as an entity separate from the Member for federal income tax purposes.

2.3          Name. The name of the Company shall be “Jacob Leinenkugel Brewing Co., LLC.”

2.4          Purpose. The purpose of the Company shall be to engage in any lawful business or activity permitted under the Act.

2.5          Powers. The Company shall have the same powers as an individual to do all things necessary and convenient to carry out its business, to the fullest extent provided by the Act.

2.6          Registered Agent and Registered Office. The registered agent of the Company in Wisconsin is Karen A. Ripley and the street address of its registered office is 3939 West

Highland Boulevard, Milwaukee, Wisconsin 53208. The registered agent of the Company and its registered office may be changed in accordance with the provisions of the Act.

2.7          Principal Place of Business. The Company’s principal place of business shall be located at 1 Jefferson Avenue, Chippewa Falls, Wisconsin 54729. The Company’s principal place of business may be changed from time to time by the Member.

2.8          Term. The term of the Company commenced on December 7, 1987 and shall be perpetual or until the Company is dissolved in accordance with Article IX of this Agreement.

2.9          Membership Interest. The equity ownership interest in the Company is designated as the “Membership Interest.” The Membership Interest is personal property and the owner of the Membership Interest has no claim to specific property of the Company. The Membership Interest is subject to the limitations on Transfer set forth in Sections 2.10(a), 6.2 and 6.3. Except as contemplated by Article V hereof, it is the intent of the Member and the Company that there be only one member of the Company at any time and that the Membership Interest be the only interest in the Company outstanding at any time. In the event of a Transfer of the Membership Interest permitted by Section 6.2 or Section 6.3 below, references in this Agreement to the Member will thereafter be deemed to refer to the succeeding owner of the Membership Interest.

2.10        Tax Classification. It is the Member’s express intention that, in accordance with Treasury Regulations Sections 301.7701-2 and 301.7701-3 and corresponding provisions of applicable state tax laws (and any successor provisions), the Company be disregarded as an entity separate from the Member for all income and franchise tax purposes. To that end:

(a)           The Member and the Company will take no action that would terminate the Company’s eligibility to be a disregarded entity (“Contrary Action”) (for example, any Issuance of Additional Interest (as defined below in Article V) or any Transfer of the Membership Interest that results in the Company having more than one Member, or any action that would cause the Company to become an association taxable as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b)(2)) absent a written statement of consent by the Member to act in contravention of such intentions. Any Contrary Action taken by the Member or the Company that is not accompanied by a written statement of consent by the Member to proceed notwithstanding the conflict between the Contrary Action and the intentions expressed in this Section 2.10(a) shall be null and void, and of no force or effect whatsoever. The Company shall not record on its books any purported Issuance of Additional Interest or any purported Transfer of the Membership Interest that is a Contrary Action not permitted under this Agreement after taking into account the provisions of this Section 2.10(a), Article V, Section 6.2 and Section 6.3.

(b)           For any period that the Company is disregarded, all of the Company’s items of income, gain, deduction, loss and credit, will be included directly in the federal (and applicable state) income and franchise tax returns of the Member as if the Company were a branch or division of the Member.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1          Capital Contribution. On July 1, 2008, the Member acquired the sole membership interest in the Company, and as a result, the existing capital account of the prior member of the Company has become the capital account of the Member.

3.2          Additional Capital Contributions. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company at such times and in such amounts as the Member may decide from time to time (“Additional Capital Contributions”). As the holder of the Membership Interest, the Member is the only Person that has the right to make Additional Capital Contributions, and that has the right to recover any Additional Capital Contributions. Any Additional Capital Contribution made by the Member will not be in exchange for additional membership interests in the Company or any other consideration issued by the Company.

3.3          No Interest Earned on Company Capital. No interest will be paid by the Company on the Initial Capital Contribution or any Additional Capital Contribution.

3.4          Advances from the Member. The Member shall have no obligation to make loans or advances to the Company, but may do so in its discretion on such terms and conditions as it deems appropriate. Any advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will not be deemed a capital contribution to, or be reflected on the balance of, any capital account of the Company. The amount of any such advance will instead create indebtedness owing by the Company to the Member or such other Person and, except as otherwise expressly provided in this Agreement, will be repaid as soon as practicable to the Member or such other Person. Any distribution relating to an advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will constitute a repayment of such advance, and any excess distribution will not create a deemed equity interest in the Company.

ARTICLE IV

DISTRIBUTIONS

4.1          Distributions. Except for distributions upon liquidation of the Company (which are governed by Section 9.2), Cash from Operations for each fiscal year of the Company, less Reserves, shall be distributed to the Member at such times as the Member shall determine.

4.2          Limitations Upon Distributions. No distribution shall be declared or made if, after giving effect to the distribution, the Company would be unable to pay its debts as they become due in the usual course of business or if the fair market value of the total assets of the Company would be less than the sum of all liabilities of the Company, excluding liabilities to the Member on account of its Initial Capital Contribution and Additional Capital Contributions.

ARTICLE V

ADMISSION OF ADDITIONAL MEMBERS

The Company may cause the Company to have more than one member by issuing a membership interest to a Person other than the Member (“Issuance of Additional Interest”) only if the Member executes a written statement of consent to the Issuance of Additional Interest stating that the Member consents to the Issuance of Additional Interest. In connection with any Issuance of Additional Interest in accordance with this Article V, this Agreement shall be superseded by an Operating Agreement approved by the Member and entered into by all members, including each additional member, and the Company. Any purported Issuance of Additional Interest effected other than in accordance with this Article V will be treated in accordance with Section 2.10(a).

ARTICLE VI

TRANSFER OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER

6.1          Certificate of Membership Interest. The Membership Interest may be evidenced by a certificate in a form approved by the Member. Such certificate shall contain a restrictive legend prohibiting any transferability thereof without the express compliance with the terms and conditions of this Agreement, and may be amended from time to time.

6.2          Assignment and Transfer of Membership Interest. Absent a written statement of consent by the Member to Transfer the Membership Interest other than in accordance with this Section 6.2, the Member shall not Transfer the Membership Interest to any Person except in a Transfer of the entire Membership Interest to another corporation or other legal entity in a Transfer to which Section 381 of the Internal Revenue Code of 1986, as amended, is applicable, and pursuant to which (a) the transferee becomes or remains the sole owner of the Membership Interest and agrees to be bound by the terms and conditions of this Agreement, including the limitations on the Transfer of the Membership Interest set forth herein, and (b) there is a Transfer to the transferee of all rights of the Member in respect of any outstanding indebtedness owing by the Company to the Member. Any purported Transfer that is prohibited under this Section 6.2 will be treated in accordance with Section 2.10(a).

6.3          Withdrawal. The Member may withdraw or resign from the Company only in connection with a Transfer to a successor member that is the transferee of both the entire Membership Interest and any indebtedness owed to the Member in accordance with Section 2.10 and this Article VI regardless of any provision of the Act to the contrary.

ARTICLE VII

MANAGEMENT

7.1          Management. The Company is a member-managed limited liability company, and the Member shall manage the business and affairs of the Company in accordance with the provisions of this Agreement and the Act. The Member shall, to fullest extent permitted by the Act and notwithstanding the appointment of officers as provided herein, have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding such matters and to perform any and all acts and to engage in any and all activities necessary, customary or incident to the management of the Company’s business, affairs and properties. The Member may also appoint such officers of the Company as it deems necessary or desirable from time to time and may delegate authority to the officers as described herein.

7.2          Officers.

(a)           Appointment of Officers. Officers of the Company shall serve at the pleasure of the Member. The officers of the Company may include a President, one or more Vice Presidents, a Secretary and a Treasurer. At the discretion of the Member, the Company may also have other officers appointed in accordance with the provisions of this Section 7.2. Any number of offices may be held by the same person.

(b)           Removal; Resignation. Any officer may be removed, with or without cause, by the Member or by such other officer, if any, upon whom such power of removal may be conferred by the Member. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the time of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

(c)           Vacancies. Any vacancy in any office because of death, resignation, removal, disqualification or other cause may be filled by the Member. The President may make temporary appointments to a vacant office (other than the President’s office) pending action by the Member.

(d)           President. The President shall be the principal executive officer and, subject to the control and direction of the Member, shall in general supervise and control all of the day-to-day business and affairs of the Company. The President shall have authority, subject to such rules as may be prescribed by the Member, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President and the Member. The President shall have authority to sign, execute and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, contracts, leases and all other agreements, documents and instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by the Member.

(e)           Vice Presidents. In the absence of the President, or in the event of the President’s death, removal, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, a Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Member, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions on the President. Any Vice President may sign certificates representing membership interests in the Company, if the issuance thereof shall have been authorized by the Member; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or the Member. The execution of any agreement, document or instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of the Vice President’s authority to act in the stead of the President.

(f)            Secretary. The Secretary shall: (i) keep (or cause to be kept) regular minutes of all meetings of the Member and all resolutions adopted by action of the Member in one or more books provided for that purpose; (ii) use his or her best efforts to ensure that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (iii) be custodian of the records of the Company; and (iv) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the President or by the Member.

(g)           Treasurer. The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as shall be selected by the Company; and (iii) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the President or by the Member.

(h)           Additional Officers. The Member may appoint such additional officers as, in its discretion, it may consider appropriate, each of whom shall hold office for such period and have such authority and perform such duties as are provided for in this Agreement or as the Member may from time to time determine.

7.3          Liability and Indemnification.

(a)           Neither the Member (nor any officer or director thereof), nor any officer of the Company, shall be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by such Person within the scope of the authority conferred on the Person by or in accordance with this Agreement, except for fraud, negligence, intentional misconduct, or an intentional breach of this Agreement or any employment agreement.

(b)           The Member (and its officers and directors), and each officer of the Company shall be indemnified against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by such Person in connection with any action or inaction taken in good faith and believed by such Person to be in the best interest of the Company, and further provided that such action or inaction does not constitute fraud, negligence, intentional misconduct or intentional breach of this Agreement or any employment agreement. Company funds shall be advanced to such Person for legal expenses and other costs incurred by such Person as a result of any legal action for which indemnification by the Company is claimed by such Person if: (i) the legal action relates to the performance of duties or services on behalf of the Company and (ii) such Person undertakes to repay the advanced funds to the Company in cases in which it is found by any court of competent jurisdiction not to be entitled to indemnification pursuant to the provisions of this Agreement or the Act. Any indemnity under this Section 7.6(b) shall be paid from, and only to the extent of, the Company’s property, and the Member shall have no personal liability on account thereof.

7.4          Fiscal Year; Method of Accounting. The Company’s fiscal year for financial reporting purposes shall end on December 31 each year, which is the same fiscal year used by the Member. However, the Company’s tax year shall end on March 31 each year. Unless otherwise required by the Code, the method of accounting shall be the accrual method for both tax and financial reporting purposes.

ARTICLE VIII

LIABILITY OF MEMBER

The Member shall have no liability for the debts, obligations and liabilities of the Company except as expressly provided by the Act.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1          Events Causing Dissolution. Upon the occurrence of any one of the following events, the Company shall be immediately dissolved:

(a)           The affirmative determination of the Member to dissolve the Company;

(b)           The happening of any event which makes it unlawful for the Company’s business to be conducted; or

(c)           The entry of a decree of dissolution under Section 183.0902 of the Act.

9.2          Procedure for Winding Up and Dissolution. Upon the dissolution of the Company, the Member or any Person designated by the Member shall wind up the affairs of the Company and sell or otherwise dispose all of the Company’s property for cash to the extent practicable. The Member or any Person designated by the Member shall determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation, giving due regard to the activities and condition of the relevant market and general, financial and economic conditions. Following the winding up of the Company, and subject to the right of the Member to set up such Reserves it may deem necessary for any known, contingent or unforeseen expenses, liabilities or obligations of the Company, the cash and other assets of the Company shall be applied first to the payment of all debts and liabilities of the Company, including any Member loans (which for such purpose shall be treated the same as all other Company liabilities) and to the payment of all expenses of liquidation, and the remainder shall be distributed to the Member. Any funds constituting Reserves shall be paid in accordance with the provisions of this Section 9.2 to the extent such funds remain after a reasonable passage of time as determined by the Member.

9.3          Filing of Articles of Dissolution. If the Company is dissolved, the Member shall promptly cause Articles of Dissolution to be executed and delivered for filing.

ARTICLE X

GENERAL PROVISIONS

10.1        Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this Agreement shall be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, or sent by recognized overnight delivery service. Each notice to the Member shall be addressed to the Member at the Member’s last known address on the records of the Company. A notice to the Company shall be addressed to the Company’s principal office. A notice delivered personally will be deemed given and received only when acknowledged in writing by the person to whom it is delivered. A notice sent by mail will be deemed given and received two (2) business days after it is mailed. A notice sent by recognized overnight delivery service will be deemed given and received when received or refused. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

10.2        Assurances. Each party hereto shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Member reasonably deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation or holding of the property of the Company.

10.3        Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the parties. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as provided herein, this Agreement may not be amended without the written consent of all of the parties hereto.

10.4        Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Wisconsin.

10.5        Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

10.6        Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

10.7        Construction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. References to Sections herein include all subsections which are contained in the Section referred to. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.

10.8        Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MEMBER:

MILLERCOORS LLC

By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: Treasurer

COMPANY:

JACOB LEINENKUGEL BREWING CO., LLC

By:	MILLERCOORS LLC, its sole member

	By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: Treasurer